Exhibit 10.24

July 31. 2017

Mr. Richard Wright

RE: EMPLOYMENT OFFER LETTER

Dear Richard:

Ensysce Biosciences, Inc. (the “Company”) is pleased to offer to you employment with our company commencing on August 1, 2017 (the “Effective Date”) in accordance with the following terms and conditions:

Position:

Chief Business Officer

In such capacity, you shall be responsible for day-to-day business operations of the Company and subject to the direction of, and restrictions imposed by, the board of directors from time to time

Start Date:	The Effective Date

Compensation Understanding:

It is understood that (i) the Company presently lacks sufficient financial resources to pay salary and bonuses provided for herein, (ii) that the payment of certain cash amounts described herein is conditioned upon receipt of certain defined amounts of additional financing from Third Party Funding transactions and (iii) that, as consideration for the risk of non-payment of salary and bonuses, the Company is granting the stock options and cash bonuses described herein.

For purposes hereof. “Third Party Financing Transactions” shall mean one or a combination of the following transactions providing cash financing, during the term of your employment, in the aggregate amount satisfying the applicable Trigger: (x) sales of common stock or other securities convertible into common stock (including, but not limited to. preferred stock or convertible debt): or (y) entry by the Company into partnership, joint venture or similar agreements in which the partner or joint venture makes cash available for use by the Company.

For purposes hereof. Triggers shall be comprised of “Trigger 1 “, being the receipt by the Company of not less than $5 million from Third Party Financing Transactions; and “Trigger 2,” being the receipt by the Company of not less than $15 million from Third Party Financing Transactions.

Base Salary:

Initial Salary:	$0

Trigger 1	$180,000 annual salary commencing on satisfaction of Trigger 1

Trigger 2	$250,000 annual salary commencing on satisfaction of Trigger 2

Bonuses:

Salary Deferral Bonus	3% of proceeds from aggregate Third Party Financing Transactions during the term of employment, not to exceed $500,000 in the aggregate: provided, that no such bonus shall be payable prior to satisfaction of Trigger 1

Milestone Bonus

$200,000 payable on the satisfaction, during the term of employment, of any one (and only one) of the Milestones.

For purposes hereof, the “Milestones’* shall consist of any one of:

(i) The execution of a definitive technology agreement pertaining to the development and commercialization of a Company technology (whether in the form of a joint development agreement, technology license agreement or partnership agreement, or other similar agreement) where the Company’s board reasonably determines that the present value of cash payments to the Company pursuant to such agreement (excluding from such value cash provided by such agreement that comprises a Third Party Financing Transaction) equals or exceeds $10 million; or

(ii) The execution of an out-licensing agreement with respect any technology of the Company where the Company’s board reasonably determines that the present value of cash payments to the Company pursuant to such agreement equals or exceeds $10 million; or

(iii) The completion of a sale of all or substantially all of the assets of the Company, all of the stock of the Company or a merger in which the Company or its stockholders receive aggregate consideration of $10 million or more.

Benefits (401K and Insurance):	On and after satisfaction of Trigger 1 and continuing during the term of employment, you will be eligible for participation in all principal employee benefit plans maintained by the Company, including, specifically:

	●	participation in 401K plan, with Company match in cash or in stock, at the Company’s election; and
	●	participation in Company sponsored group medical insurance plan.

Vacation:

You will be eligible for paid vacation consistent with the vacation policy of the Company immediately prior to the Effective Date. Specifically, you will be entitled to __weeks paid vacation for the 12-month period starting on the Effective Date and ending on the first anniversary of the Effective Date and for each subsequent 12-month period thereafter.

Annual Review:	The compensation arrangements described herein shall be subject on each anniversary of the Effective Date, to review and adjustment by the Company’s board; provided, however, that the Company shall not, without your consent, reduce the salary or bonuses payable hereunder

Expenses:	The Company shall reimburse you for all reasonable expenses incurred for the benefit of the Company- consistent with the Company’s existing expense reimbursement policy, as it may exist from time to time.

Term of Employment — “At Will”:

By accepting this offer, you understand and acknowledge that your employment with Company will be “at will.” As such, you agree that either you or the Company may terminate the employment relationship at any time, with or without notice and with or without cause.

By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any- written contract between you and the Company concerning this offer or your prospective employment and that this letter is not intended to be and is not a contract of employment.

Severance:	In the event that your employment with the Company is terminated by the Company, other than for cause and after satisfaction of Trigger 1. the Company will pay severance pay in an amount equal to one month’s base salary. If your employment is terminated voluntarily on your part, prior to satisfaction of Trigger 1 or by the Company for cause, no severance pay will be payable.

Stock Options:

The Company desires to grant a stock option for the purpose of providing you, as a key employee of the Company, with increased incentive to render services, to exert maximum effort for the business success of the Company and to strengthen your identification with the shareholders. The stock option will be subject to the terms specified in a separate Stock Option Agreement consistent with the Company’s stock option practices and the terms of the 2016 Stock Incentive Plan, the principal terms being as follows:

The option grant date will be the Effective Date. The option will be a non-qualified stock option to purchase 4,000,000 shares of the Company’s common stock. The exercise price will be the not less than the fair market value of the Company’s common stock as determined by the board on the Effective Date and the expiration date will be the tenth anniversary of the Effective Date. Subject to continued employment by the Company, the option shall vest and become exercisable as follows:

25% (1,000,000) of the shares vest on the first anniversary of the Effective Date; and, thereafter, 1/48th (83,333) of the shares vest on each succeeding monthly anniversary of the Effective Date.

Confidentiality Agreement:	As a condition of the offer of employment hereunder and the other rights conferred upon you hereunder, you agree to execute and deliver to the Company a Confidentiality Agreement in form acceptable to the Company.

Other Conditions:	By signing this offer letter, you agree to abide by all policies and procedures adopted by the Company from time to time.

By signing and returning this offer letter, you confirm that this letter accurately sets forth the understanding between yourself and the Company and that you accept and agree to the terms of employment set forth herein.

Please execute and return this offer letter to the undersigned c/o Ensysce Biosciences, Inc., along with an executed copy of the Confidentiality Agreement.

Please feel free to contact me if you have any questions regarding this offer.

Thank you and we look forward to your joining the Ensysce team!

Sincerely,

ENSYSCE BIOSCIENCE, INC.

/s/ L. Kirkpatrick
Dr. Lynn Kirkpatrick
Chief Executive Officer

AGREED AND ACCEPTED

this 11 day of August, 2017:

/s/ Richard Wright
Richard Wright